Contact:   Charles Jurgensmeyer
           Chief Financial Officer
           Hudson Foods, Inc.
           (501) 631-5103

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                  HUDSON FOODS, INC. ANNOUNCES FOURTH QUARTER
                       AND 1994 FISCAL YEAR END RESULTS


     Rogers, Ark., October 26 - Hudson Foods, Inc. (NYSE:HFI), a Fortune 500 Company and one of the nation's largest poultry producers and food processors headquartered in Rogers, Ark., today announced results for the year ended October 1, 1994.

     Net income for the fourth quarter rose 61.0 percent to $7.7 million or 46 cents in primary and fully diluted earnings per share. This compares with last year's fourth quarter net income of $4.8 million, or 29 cents in primary and fully diluted earnings per share.

     Sales for the quarter increased 9.7 percent to $267.4 million from $243.8 million one year ago.

     For 1994, net income was a record $27.0 million or $1.62 in primary and $1.61 in fully diluted earnings per share, compared with the year-earlier $15.9 million or $1.01 in primary and fully diluted earnings per share.

     Sales rose to a record $1,040.8 million from $920.5 million one year ago, a gain of 13.1 percent.

     Hudson Foods, Inc. sells a variety of chicken and turkey products under the "Hudson" brand name, as well as poultry, beef and pork products under the "Pierre," "Ohse," "Schweigert" and "Roegelein" brand names.


                             (See Attached Table)

                              HUDSON FOODS, INC.

                             Financial Highlights
                     (In thousands, except per share data)
                                  (Unaudited)

                                                      Three Months Ended
                                                      ------------------
                                               Oct. 1, 1994      Oct. 2, 1993
                                               ------------      ------------
Sales                                            $267,447          $243,819

Net Income                                          7,694             4,780

Earnings per share:

       Primary                                       0.46              0.29

       Fully diluted                                 0.46              0.29

Shares used in earnings
       per share computations:

       Primary                                     16,833            16,458

       Fully diluted                               16,848            17,288

                                                         Year Ended
                                                         ----------
                                               Oct. 1, 1994      Oct. 2, 1993
                                               ------------      ------------
Sales                                           $1,040,840         $920,545

Net Income                                          26,992           15,905

Earnings per share:

       Primary                                        1.62             1.01

       Fully diluted                                  1.61             1.01

Shares used in earnings
       per share computations:

       Primary                                      16,632           15,751

       Fully diluted                                16,732           15,751


October 26, 1994